Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for First Quarter 2006
Cleveland, April 19, 2006 — PFGI Capital Corporation announced that a cash payment will be paid on May 17, 2006 on its Series A Preferred (PFGIP.PK) and Series B Preferred stock. The Series A distribution, accruing from February 18, 2006 through May 17, 2006, is payable to holders of record on May 1, 2006, at a rate of $0.4844 per share of Series A Preferred stock. The Series B distribution, accruing from January 30, 2006 through May 17, 2006, is payable to holders of record on May 1, 2006, at a rate of $1.25 per share of Series B Preferred stock.
PFGI Capital Corporation also announced financial results for the first quarter of 2006. Net income was $4.7 million for the first quarter of 2006 compared to $4.6 million for first quarter a year ago. Total interest income for the first quarter of 2006 was $4.9 million up from $4.7 million for the year-earlier period. Noninterest expense was $.3 million and $.2 million for the first quarter of 2006 and 2005, respectively.
At March 31, 2006, loan participations totaled $268 million, the reserve for loan participation losses was $.4 million and there were no non-performing assets or impaired loans. At March 31, 2006, total assets and total shareholders’ equity were both $276 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management and mortgage financing and servicing. For more information about National City, visit the company’s Web site at NationalCity.com.
For further information, please contact
Jennifer Hammarlund
National City Corporation
1-216-222-9849